For Immediate Release
Citigroup Inc. (NYSE: C)
March 14, 2007

Citi Launches Tender Offer For 100% of Nikko Cordial Shares

TOKYO - Citigroup announced today that it has launched its tender offer for 100% of the shares of Nikko Cordial at a price of ¥1,700 per share.

The cash payment for the 95.1% of Nikko Cordial’s shares that Citi does not already own would be approximately $13.3 billion. The offer is conditioned on tender of sufficient shares for Citigroup to own at least 51% of outstanding shares, as well as certain regulatory approvals. The transaction is expected to be neutral to earnings per share in 2007 and accretive in 2008 and thereafter.

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Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Citi Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:
Media:	Christina Pretto	(212) 559-9560 (New York)
	Michael Hanretta	(212) 559-9466(New York)
	Corporate Affairs Office	(81) 3-5462-6703 (Tokyo)

Equity Investors:	Arthur Tildesley	(212) 559-2718

Fixed Income Investors:	Maurice Raichelson	(212) 559-5091